SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ________________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported) November 6, 2000

                           Curtiss-Wright Corporation
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



           Delaware                    1-134                 13-0612970
(State or Other Jurisdiction of  (Commission File           (IRS Employer
          Incorporation)               Number)               Identification No.)



   1200 Wall Street West
   Lyndhurst, New Jersey                                       07071
----------------------------------------                 --------------------
(Address of principal executive offices)                      (Zip Code)





Registrant's telephone number, including area code:  (201) 896-8400

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Item 5 Other Events.

            On November 6, 2000, the Board of Directors of Curtiss-Wright Corporation ("Curtiss-Wright") approved a plan to recapitalize Curtiss-Wright in order to facilitate the distribution by Unitrin, Inc. ("Unitrin") to the holders of its common stock of 100% of Unitrin's approximately 44% equity position in Curtiss-Wright in a tax-free distribution. The distribution is expected to be completed in the first half of 2001, subject to, among other things, approval by the Internal Revenue Service of the tax-free status of the distribution, and approval by the stockholders of Curtiss-Wright, as well as approval by the stockholders of Curtiss-Wright other than Unitrin voting on the matter, of a recapitalization plan for Curtiss-Wright (the "Recapitalization") that is necessary to permit the distribution to be accomplished on a tax-free basis.

            Unitrin, CW Disposition Company, a wholly owned subsidiary of Unitrin ("Merger Sub") and Curtiss-Wright have entered into an Agreement and Plan of Merger, dated as of November 6, 2000 (the "Merger Agreement"), pursuant to which Unitrin will contribute the 4,382,400 shares of the common stock, par value $1 per share, of Curtiss-Wright (the "Common Stock") that it holds (the "Contributed Shares") to Merger Sub. Merger Sub will be merged with and into Curtiss-Wright, with Curtiss-Wright remaining as the surviving corporation. All of the shares of common stock of Merger Sub (all of which are owned by Unitrin) will then be converted into 4,382,400 shares of a newly created Class B Common Stock, par value $1 per share, of Curtiss-Wright (the "Class B Common Stock"). Holders of the Class B Common Stock will be entitled to elect 80% of the directors of Curtiss-Wright (or the nearest higher whole number). The remaining shares of Common Stock (other than the Contributed Shares) will be entitled to elect 20% of the directors of Curtiss-Wright (or the nearest lower whole number). Other than with respect to the election of the Curtiss-Wright Board of Directors, the rights of the holders of the Common Stock and the Class B Common Stock will be identical. The Common Stock and the Class B Common Stock are expected to be listed on the New York Stock Exchange. Curtiss-Wright will continue to have eight directors. One director will be designated a "Common Stock Director" at the time of the Recapitalization. Each of the remaining seven directors of Curtiss-Wright will be designated a "Class B Director." Each of the Contributed Shares will automatically be canceled with no securities or other consideration issued in exchange therefor. The Recapitalization will be subject to the approval of (1) a majority of the shares of Common Stock, other than shares held by Unitrin, present in person or by proxy and voting on such proposal and (2) a majority of the outstanding shares of Common Stock. The
Recapitalization will also be subject to the approval of the Governance Provisions described below by the holders a majority of the outstanding shares of Common Stock. Unitrin has agreed to vote all of its shares of Common Stock in favor of the Recapitalization and the approval of the Governance Provisions.

            Unitrin  and   Curtiss-Wright   have  entered  into  a  Distribution
Agreement, dated as of November 6, 2000 (the "Distribution Agreement"), pursuant to which Unitrin will distribute to the holders of record of its common stock on a pro rata basis the shares of Class B Common Stock that it receives in the Recapitalization (the "Distribution"). The Distribution is subject to (1) the receipt by Unitrin of a ruling from the Internal Revenue Service to the effect that the Distribution will qualify as a tax-free distribution for federal income tax purposes, (2) the effectiveness of the Form 8-A filed with the Securities Exchange Commission to register the Class B Common Stock under the Securities Exchange Act of 1934, (3) the approval of the listing of the Class B Common Stock on the New York Stock Exchange, subject to official notice of issuance, and (4) such other customary conditions as are set forth in the Distribution Agreement.
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            In connection with the  Recapitalization,  Curtiss-Wright  will seek approval of its stockholders to amend its Restated Certificate of Incorporation to provide for, among other things, the classification of its board of directors into three classes serving staggered three-year terms, the elimination of the stockholders' ability to act by written consent and call special meetings and the requirement of a two-thirds vote of its stockholders to amend certain provisions of the Restated Certificate of Incorporation and the By-Laws. These provisions are intended to improve the ability of the Curtiss-Wright Board to protect and advance the interests of Curtiss-Wright and its stockholders in the
event  of  an  unsolicited   proposal  to  acquire  a  significant  interest  in
Curtiss-Wright (the "Governance Provisions").

            Copies of the Merger Agreement, the Distribution Agreement and the press release announcing the transactions contemplated by such agreements are filed herein as Exhibits 10.1, 10.2 and 10.3, respectively. Such documents are incorporated by reference into this Item 5 and the foregoing description of the above transactions is qualified in its entirety by reference to such Exhibits.

Item 7.  Exhibits.

10.1 Agreement and Plan of Merger, dated as of November 6, 2000, among Unitrin, Inc., Curtiss-Wright Corporation and CW Disposition Company.

10.2 Distribution Agreement, dated as of November 6, 2000 between Unitrin, Inc. and Curtiss-Wright Corporation.

10.3     Press Release dated November 6, 2000.

                                    SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                              CURTISS-WRIGHT CORPORATION

DATED:  November 8, 2000                      By:  /s/ Robert A. Bosi
                                                   ------------------
                                              Name:  Robert A. Bosi
                                              Title: Vice President - Finance

Exhibit Index

Exhibit           Description

10.1 Agreement and Plan of Merger, dated as of November 6, 2000, among Unitrin, Inc., Curtiss-Wright Corporation and CW Disposition Company.

10.2 Distribution Agreement, dated as of November 6, 2000, between Unitrin, Inc. and Curtiss-Wright Corporation.

10.3     Press Release dated November 6, 2000.


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